STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-4

Distribution Number	3
Beginning Date of Accrual Period	21-Jan-03
End Date of Accrual Period	19-Feb-03
Payment Date	20-Feb-03
Previous Payment Date	21-Jan-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)	25,059,346.86
Principal Collections	17,803,429.39
Interest Collections (net of Servicing Fee)	7,039,006.44
Servicing Fee	348,738.03
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	25,059,346.86
Interest Paid to Notes	1,287,282.90
Principal Paid to Notes	23,423,325.93
Servicing Fee	348,738.03
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	836,971,276.23
Principal Collections (including repurchases)	17,803,429.39
Charge off Amount	0.00
Ending Pool Amount	819,167,846.84

Collateral Performance
Cash Yield (% of beginning balance)	10.59%
Charge off Amount (% of beginning balance)	0.00%
Net Yield	10.59%
Cumulative Realized Losses	-
Cumulative Loss Percentage	0.00%

Delinquent Home Equity Loans
One Payment principal balance of Home Equity Loans	3,981,210.00
One Payment number of Home Equity Loans	44
Two Payments principal balance of Home Equity Loans	411,019.91
Two Payments number of Home Equity Loans	6
Three Payments + principal balance of Home Equity Loans	0.00
Three Payments + number of Home Equity Loans	-
Three Payments + Delinquency Percentage	0.00%
Three Payments + Rolling Average	0.00%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	8,133
Number of Home Equity Loans outstanding (Ending of Collection Period)	7,977
Number of Home Equity Loans that went into REO	-
Principal Balance of Home Equity Loans that went into REO	0.00

Overcollateralization
Begin Overcollateralization Amount	28,207,152.28
Overcollateralization Release Amount	0.00
Distributable Excess Cash	5,619,896.54
End Overcollateralization Amount	33,827,048.82

Target Overcollateralization Amount	84,446,938.45
Interim Overcollateraliztion Amount	28,207,152.28
Interim Overcollateralization Deficiency	56,239,786.17

Excess Cashflow	5,619,896.54

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	92.76%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	29.186678
2. Principal Distribution per $1,000	27.666217
3. Interest Distribution per $1,000	1.520461

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.36000%
2. Formula Rate (1-mo. Libor plus 55 bps)	1.91000%
3. Available Funds Cap	9.66748%
4. Note Rate	1.91000%
5. Days in Accrual Period	30

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due	1,287,282.90
7. Current Interest and Interest Carrforward Amount paid	1,287,282.90
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	808,764,123.95
2. Principal Payment Amount paid	17,803,429.39
3. Distributable Excess Cashflow paid	5,619,896.54
4. Note Principal Amount, after payments	785,340,798.02

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments	0.9275971
6. Note Principal Amount as a % of the Pool Balance, after payments	0.9587056